Exhibit 10.1

InVivo Therapeutics Holdings Corp.

One Broadway, 14th Floor

Cambridge, MA 02142

March 15, 2011

Frank Reynolds

4116 Barberry Drive

Lafayette Hill, PA 19444

Re:	Amended and Restated Executive Employment Agreement

Dear Frank:

This letter agreement is to confirm our understanding with respect to (i) your continued employment by InVivo Therapeutics Holdings Corp. (the “Company”), (ii) your agreement not to compete with the Company, (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and (iv) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). This Agreement amends and restates, in its entirety, your employment agreement dated May 31, 2008 with Invivo Therapeutics Corporation, a wholly owned subsidiary of the Company (which employment agreement shall be of no further force or effect). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Employment.

(a) Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company, as Chief Executive Officer and President reporting only to the Company’s Board of Directors (the “Board”). You will have the responsibilities, duty and authority commensurate with the position of Chief Executive Officer and President. You will also perform such other services of an executive nature for the Company as may be assigned to you from time to time by the Board and agreed to by you (for no additional compensation). The principal location for your employment initially will be the Company’s facility located at One Broadway, 14th Floor Cambridge, MA 02142. During the term of your employment as Chief Executive Officer and President, it is expected that you will be nominated for election to serve as a member of the Board and as a member of the board of directors of any subsidiary of the Company. If your employment with the Company terminates for any reason, you shall be deemed to have resigned, effective as of such termination, from your membership on the Board and as an officer or director of any subsidiary of the Company, and you hereby agree to promptly execute resignation letters documenting such resignations upon request of the Company.

(b) Devotion to Duties. For so long as you are employed by the Company, you will devote substantially all of your business time and energies to the business and affairs of the Company, provided that, subject to Section 5(b), nothing contained in this Section 1(b) will be deemed to prevent or limit your right to manage your personal investments on your own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which you do not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed 4.999 percent of the issued and outstanding securities of any class of securities of such publicly held entity, and provided, further that nothing contained in this Agreement will be deemed to prohibit you from any involvement with any social and/or business organizations, and accepting any directorships for companies or other organizations, provided that such activities do not interfere with the performance of your duties as an executive officer of the Company and provided that any such companies or organizations with which you become involved are not competitors of the Company or any of its subsidiaries.

2. Term of Employment.

(a) Term; Termination. Your employment with the Company shall be “at-will”, which means that either you or the Company may terminate your employment at any time, for any reason, or for no reason, by providing notice thereof to the other party. You acknowledge that this Agreement does not constitute a contract of employment for any particular period of time or impose on the Company any obligation to retain you as an employee.

(b) Definition of “Cause”. For purposes of this Agreement, “Cause” means (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations, (ii) your disloyalty or dishonesty, which results in damages or an injury to the Company, which shall include damages or an injury to the reputation of the Company, (iii) the commission by you of an act of fraud, theft or embezzlement, or (iv) a breach by you of any material provision of this Agreement which breach is not cured within 30 days after delivery to you by the Company of written notice of such breach, provided that if such breach is not capable of being cured within such 30 day period, you will have a reasonable additional period to cure such breach but only if you promptly commence and continue good faith efforts to cure such breach. Any determination under this Section 2(b) will be made by the Board voting on such determination. With respect to any such determination, the Board will act fairly and in good faith and will give you and/or your legal counsel an opportunity to appear and be heard at a meeting of the Board and present evidence on your behalf.

(c) Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” means any of the following:

(i) A change in the principal location at which you provide services to the Company without your prior written consent, except for a new location which is within a 25 mile radius of the location at which you currently provide services to the Company;

(ii) The failure of the Board to appoint you as CEO and President of the Company, or removal as CEO and President of the Company provided that such failure or removal is not in connection with a termination of your employment hereunder by the Company;

(iii) A material adverse change or diminution by the Company in your duties, authority or responsibilities as President and Chief Executive Officer of the Company which causes your position with the Company to become of less responsibility or authority than your position as of immediately following the date hereof, provided that such change is not in connection with a termination of your employment hereunder by the Company;

(iv) The assignment to you of duties not commensurate or consistent with your position as President and Chief Executive Officer of the Company without your prior written consent;

(v) The reduction in your Base Salary (as defined below), target bonus or other benefits except any reduction which you agree to in writing;

(vi) A material breach of this Agreement by the Company that has not been cured within 30 days after written notice thereof by you to the Company;

(vii) The Company ceasing to be engaged in the business of the treatment of spinal cord injuries;

(viii) The Company permanently ceasing its operations; or

(viii) Failure by the Company to obtain the assumption of this Agreement by any successor to the Company, unless such assumption occurs automatically as a matter of law.

Notwithstanding anything to the contrary above, in order to establish “Good Reason” for a termination, (i) you must provide notice to the Company of the existence of the condition giving rise to the “Good Reason” within ninety (90) days following the initial existence of the condition and (ii) the Company has thirty (30) days following receipt of such notice to remedy such condition (the “Remedy Period”). Further, you must actually terminate your employment for Good Reason within ten (10) days following expiration of the Remedy Period to qualify as termination of employment with the Company by you for Good Reason.

(d) Definition of “Change of Control.” For purposes of this Agreement, a Change of Control means that any of the following events has occurred:

(i) Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company, provided that a Change of Control will not have occurred if such Control Group acquired securities or Voting Power solely by purchasing securities from the Company, including, without limitation, acquisition of securities by one or more third party investors such as venture capital investor(s);

(ii) A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions;

(iii) The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv) The liquidation or dissolution of the Company or the Company ceasing to do business.

3. Compensation.

(a) Base Salary. Effective as of January 1, 2011, while you are employed by the Company, the Company will pay you a base salary at the annual rate of $477,000 (the “Base Salary”). The Base Salary will be reviewed annually by the Governance, Nominating and Compensation Committee (the “Committee”) of the Board. The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b) Annual Bonus. You will be eligible to earn an annual cash bonus based on your performance and achievement of performance targets established by the Committee. For 2011, your performance and cash bonus targets are set forth on Exhibit A hereto. Notwithstanding anything to the contrary, any applicable earned and declared bonus shall be paid within the first seventy-five days after the end of the calendar year in which the bonus was earned. If your employment ends during the calendar year but you have achieved some or all of the milestones in Exhibit A as of the date of termination, then you will be paid a pro rata portion of the bonus within seventy-five days of your separation from the Company, regardless of whether the termination of your employment is voluntary or involuntary.

(c) Vacation. You will be entitled to paid vacation in each calendar year and paid holidays and personal days in accordance with the Company’s policies for its senior executives as in effect from time to time, including 15 days paid vacation, 7 paid sick days, and 5 paid personal days in each calendar year. Accrued but unused vacation time that accrues after the date hereof may not be carried over from year to year.

(d) Fringe Benefits. You will be entitled to participate in the same manner as other senior executives of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including, without limitation, group life, disability, medical, dental and other insurance, 401(k), flexible spending account, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company. The Company will pay you an annual fee of $10,000 for use in connection with membership to a private club of your choice. The Company will pay you $825 monthly during your employment with the Company to cover the cost of a late model car or truck (which payment shall include any costs of routine maintenance and servicing and gasoline (i.e., no additional amounts shall be paid by the Company to you or on your behalf for maintenance or service or gasoline for the automobile/truck beyond the $825 per month)). The Company will also pay you up to $3,200 per month for living expenses for the time period of January 2011 through December 2012, assuming you continue to be employed by the Company during this time period. After December 2012, the Company will not pay any amounts towards your living expenses.

(e) Life Insurance; Disability Insurance. The Company, at its expense, will purchase life insurance on your life in the face amount of not less than $1 million with a beneficiary designated by you. The Company will also arrange and pay the premiums associated with short and long-term disability insurance on your behalf with annual benefits in an amount equal to 60% of your Base Salary. During the time period during which you receive benefits under the short and long-term disability policy(-ies), the Company shall not be obligated to pay your Base Salary.

(f) Reimbursement of Expenses. The Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses that are incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time, and which are supported by valid receipts presented to the Company when you seek reimbursement.

(g) Indemnification. The Company will indemnify you to the extent permitted by its charter and by-laws and by applicable law, as set forth in the Company’s charter, by-laws and a separate indemnification agreement (provided that you execute such agreement). In connection with the foregoing, you will be covered under any liability insurance policy that protects other officers of the Company.

4. Severance Compensation.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, (iii) the amount of any annual bonus earned, accrued and declared but not yet paid and (iv) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 3(f) hereof.

(b) Death or Disability. If your employment hereunder is terminated as a result of your death or Disability (defined below), subject to Section 3(f):

(i) The Company will pay the Accrued Obligations to you (or your estate) promptly following such termination.

(ii) The Company will continue to pay you (or your estate) an amount equal to the Base Salary at the rate in effect at the date of such termination in accordance with Section 3(a) of this Agreement for a period of eighteen months commencing on the date of such termination (subject to execution, delivery and not revoking a waiver and release, as described herein).

For purposes of this Agreement, “Disability” shall mean that you have been unable to perform your duties hereunder as the result of your incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to you or to your legal representative (with such agreement on acceptability not to be unreasonably withheld).

(c) Termination for Cause or in the Absence of a Good Reason. If your employment hereunder is terminated either by the Company for Cause or by you in the absence of a Good Reason, the Company will pay the Accrued Obligations to you promptly following such termination.

(d) Termination without Cause or for a Good Reason. If your employment hereunder is terminated either by the Company without Cause or by you for a Good Reason, the Company will pay the Accrued Obligations to you promptly following such termination. In addition, provided that you first execute and deliver to the Company, and do not revoke during any applicable revocation period, a full and general waiver and release of any and all claims you may have against the Company, its direct and indirect subsidiaries, its current and former officers, directors, stockholders, employees, agents, representatives, insurers and related persons and parties, and provided that you are not in breach and have not breached this Agreement:

(i) The Company will continue to pay you an amount equal to the Base Salary at the rate in effect at such termination in accordance with Section 3(a) of this Agreement for a period of eighteen (18) months.

(ii) The Company will continue to provide you with health insurance (through COBRA, in the Company’s discretion), subject to applicable law and the terms of the respective policies, until the earlier of: (i) eighteen (18) months from the date of termination; (ii) you commence employment with another company or provide full time consulting services to another company; or (iii) you are covered by another health insurance plan.

(iii) The Company will pay the target bonus for the then fiscal year, pro rated based on the number of days of such fiscal year that have elapsed as of your termination date, based on a 365 day year.

(e) No Duty to Mitigate. Notwithstanding any other provision of this Agreement, you will have no obligation to mitigate your damages for any breach of this Agreement by the Company or for any termination of this Agreement, whether by seeking employment or otherwise, provided, however, the amount of any benefit pursuant to §4 (d)(ii) of this Agreement otherwise due to you after the date of such termination pursuant to this Agreement will be reduced or offset by any payment or benefit that you may receive from any other source.

(f) Tax Gross Up. In the event that the payments or benefits to you from the Company under this Agreement or any related equity agreement will cause you to incur liability for excise taxes under Sections 280G of the Code, you will have the option to: (a) reduce or postpone such payments or benefits; or (b) elect to receive a “gross up payment” from the Company in an amount that is sufficient to cover the both the excise taxes and the taxes imposed on you as a result of the gross up payment itself (the “Gross Up Payment”). In the event that you and the Company disagree on the amount of the Gross Up Payment, the Company shall engage, at its sole expense, a mutually agreeable tax accounting firm, whose determination of the amount of the Gross Up Payment shall be conclusive and binding on the parties. The Company shall also indemnify you against additional taxes and penalties that may be imposed on you in the event that a state or federal taxing authority later determines that the Gross Up Payment was insufficient to cover your tax liabilities for the payments and benefits referenced above.

Notwithstanding the foregoing, in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (to the extent applicable), and notwithstanding any other provision of the Company’s plans in effect from time to time:

i.	The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

ii.	The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred;

iii.	Reimbursement or right to an in-kind benefit shall not be subject to liquidation or exchange for another benefit; and

iv.	Each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

You acknowledge and agree that after the date of termination of your employment, but prior to payment of any of the severance payments and benefits, you or your estate, as applicable, shall execute a release (as described herein). You understand and agree that the payment of any of the severance payments and benefits is contingent upon your or your estate’s, as applicable, execution and delivery to the Company of the Release and such Release being effective and not revoked on the sixtieth (60th) day following the date of termination. The severance payments and benefits herein (other than the Accrued Obligations) shall commence on the sixtieth (60th) day after your date of termination provided that the release is effective on such date; provided that the pro rata amount of the target bonus pursuant to Section 4(d)(iii) shall be paid on the sixtieth (60th) day after your date of termination provided that the release is effective on such date. If the release is not effective on the sixtieth (60th) day after the date of termination, then you shall not be entitled to any severance payments and benefits and you shall only be entitled to receive the Accrued Obligations through the date of termination, in accordance with the Company’s normal payroll procedures unless otherwise provided by law. Notwithstanding the foregoing, the Company may immediately terminate any or all severance payments and benefits upon material breach by you of the release or any other agreement or contract with the Company. The remedy set forth in the proceeding sentence is in addition to all other remedies of the Company available at law and/or in equity and shall not in any way impair or terminate the effectiveness of the release. Your rights to any severance payments and benefits shall constitute your sole remedy in the event of termination of your employment. For purposes of this Agreement, your termination of employment shall mean your “separation from service” within the meaning of Treasury Regulation Section 1.409(A)-1(h).

Payments to you under Section 4(b) or 4(d) shall be bifurcated into two portions, consisting of the portion, if any, that includes the maximum amount of the payments that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A, and the portion, if any, that includes the excess of the total payments that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until such portion is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. Notwithstanding the foregoing, if you are a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Internal Revenue Code of 1986, as amended, the commencement of the delivery of the portion that constitutes nonqualified deferred compensation will be delayed to the date that is 6 months and one day after your termination of employment (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid pro rata during the period beginning on the Earliest Payment Date and ending on the date that is 6 months following the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which you termination of employment occurs.

5. Prohibited Competition.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company. For purposes of this Section 5, the “Company” shall include any and all direct and indirect subsidiaries of the Company.

(ii) You acknowledge that a business will be deemed competitive with the Company if it performs any of the services or manufactures or sells any of the products provided or offered (or planned to be provided or offered, if you are aware of such planned products) by the Company or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed or sold by the Company during the period while you are employed hereunder.

(iii) You further acknowledge that, while you are employed hereunder, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company.

(iv) For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is (1) in the public domain other than through any fault or act by you, (2) known to you prior to its disclosure to you in the course of your employment with the Company or a predecessor or subsidiary, or (3) lawfully disclosed to you by a source other than the Company or a predecessor or subsidiary which source has a legal right to disclose such information.

(b) Non-Competition; Non-Solicitation. During the period while you are employed hereunder and either: (x) for a period of eighteen (18) months following the termination of your employment if for any reason you are entitled to receive payment pursuant to §4(b)(ii) or §4(d) of this Agreement, or (y) for a period of twelve (12) months following the termination of your employment if you are not entitled to payment pursuant to §4(b)(ii) or §4(d) of this Agreement, you will not during any such period, without the prior written consent of the Company:

(i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly competitive with the business of the Company (each, a “Restricted Activity”) anywhere in the world (the “Restricted Territory”), except that (A) nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed three percent of the issued and outstanding securities of any class of securities of such business, and (B) nothing contained herein will prevent you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit is not engaged in any business which is competitive with the business of the Company, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Restricted Activity for such other Unit); or

(ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services); or

(iii) Either individually or on behalf of or through any third party, solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company to leave the service of the Company.

(c) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 5 will survive the termination of your employment hereunder for any reason or for no reason.

6. Protected Information. You will at all times, both during the period while you are employed by the Company and after the termination of your employment by the Company for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information. Upon the termination of your employment hereunder for any reason or for no reason, you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained) and you will delete and destroy all electronic copies of Confidential Information.

7. Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae (collectively the “Inventions”), whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop while you are employed by the Company or using the Company’s property or resources, including any confidential information of the Company, alone or in conjunction with another or others, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that you will not publish any of the Inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing.

(b) Cooperation. At any time during your employment with the Company or after the termination of your employment with the Company for any reason or for no reason, you will fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you. The Company will reimburse you for reasonable expenses incurred by you in connection with the performance of your obligations under this Section 7.

8. Records. Upon termination of your employment with the Company for any reason or for no reason, you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

9. Insurance. The Company, in its sole discretion, may apply for and purchase key person life insurance on your life in an amount determined by the Company with the Company as beneficiary. You will submit to any medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

10. General.

(a) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made. Notices to the Company shall also be sent to Thomas B. Rosedale, BRL Law Group LLC, 425 Boylston Street, Third Floor, Boston, MA 02116.

(b) Entire Agreement. This Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid arid enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(i) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof

(j) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(k) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(l) 409A Disclaimer. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In the event that the Agreement shall be deemed not to comply with Section 409A, then neither the Company, the Board nor its or their designees, agents or representatives shall be liable to you for any excise taxes or additional payments or liabilities for which you may be responsible as a result of such failure or otherwise.

[remainder of page intentionally left blank]

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

InVivo Therapeutics Holdings Corp.

	By:	/s/ Christi M. Pedra
Christi M. Pedra, GNC Committee Chairperson

Accepted and Approved

/s/ Frank Reynolds	3/12/2011
Name: Frank Reynolds	Date

Exhibit A

Bonus Target Payout = $238,500

You will be eligible to receive a bonus in the above amount if the Company achieves the milestones below during 2011. In the event a target is not achieved on or prior to December 31, 2011, then you will not be eligible to earn the corresponding percentage of the bonus target.

MILESTONES:

Financial/Investor Relations:	Weight

Raise at least $5 million in capital either from warrant exercises or from new debt or equity offering	10%

Increase the stock price at year end by at least 50% over the weighted average (by volume) stock price for the one month period following the S-1 registration statement being declared effective	5%

Obtain research coverage from at least one independent research analyst not paid by the Company	5%

Increase the average trading volume to 50,000 shares a day (current average=12,000) and increase the institutional ownership to at least 5% of shares outstanding(excluding STV investors)	5%

Subtotal:	25%

Operations:	Weight

Obtain IDE clearance from the FDA for the ten patient pilot study	20%

Enroll and treat at least two patients	15%

Report on favorable initial results from first treated patients	15%

Execute joint development agreement with the Miami Project and start first collaborative research project	5%

Broaden intellectual property license with MIT/Children’s to expand field of use to include peripheral nerves	5%

Complete Third Primate study and report on positive results	5%

Discretionary	10%

Subtotal:	75%

TOTAL :	100%